EXHIBIT 3.1.4


                       CERTIFICATE OF OWNERSHIP AND MERGER
                                     MERGING
                               CNS RESPONSE, INC.,
                            (A DELAWARE CORPORATION)
                                  WITH AND INTO
                               STRATIVATION, INC.,
                            (A DELAWARE CORPORATION)

   (under Section 253 of the General Corporation Law of the State of Delaware)

         The undersigned, on behalf of Strativation, Inc., a corporation duly organized and existing under the laws of the State of Delaware:

         DOES HEREBY CERTIFY:

         FIRST: Strativation, Inc. (the "COMPANY"), was incorporated on the 20th day of March, 1987 pursuant to the General Corporation Law of the State of Delaware (the "DGCL"), the provisions of which permit the merger of one or more subsidiary corporations organized and existing under the laws of said State into a parent corporation organized and existing under the laws of said State.

         SECOND: The Company owns 100% of the issued and outstanding shares of the common stock of CNS Response, Inc. ("MergerCo"), a corporation incorporated on the 19th day of January, 2007 pursuant to the DGCL, and having no class of stock outstanding other than such common stock.

         THIRD: That the Company, by the following resolutions adopted by its Board of Directors, duly adopted by unanimous written consent of the members thereof on March 6, 2007, determined to merge MergerCo into itself, effective as set forth below:

                  WHEREAS, the Company lawfully owns 100% of the issued and outstanding shares of the common stock of CNS Response, Inc., a Delaware corporation ("MERGERCO");

                  WHEREAS, MergerCo has no class of stock outstanding other than common stock; and

                  WHEREAS, there has been presented a form of Certificate of Ownership and Merger, and certain other agreements and other writings (collectively, the "MERGER DOCUMENTS") to accomplish the merger of MergerCo into the Company pursuant to Section 253 of the General Corporation Law of the State of Delaware ("MERGER");

                  WHEREAS, pursuant to the Merger, the separate existence of MergerCo shall cease, the outstanding capital stock of MergerCo shall be cancelled, and the Company shall assume of all of the obligations and liabilities of MergerCo and shall be subject to all the debts and liabilities of MergerCo in the same manner as


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         if the Company had itself  incurred them, and each share of the capital stock of the Company shall remain outstanding and unaffected; and

                  WHEREAS, upon the effective date of the Merger, the Company shall relinquish its corporate name and assume in its place thereof the name of MergerCo, which is "CNS Response, Inc." ("NAME CHANGE");

                  NOW, THEREFORE, BE IT RESOLVED, that the Merger including the Name Change and assumption of all of the obligations and liabilities of MergerCo by the Company and the transactions contemplated under the Merger Documents are hereby adopted and approved;

                  RESOLVED FURTHER, that the forms, terms and provisions of the Merger Documents are hereby adopted and approved;

                  RESOLVED FURTHER, upon the proposed Merger becoming effective and without any action on the part of any holder thereof each outstanding share of the common stock of MergerCo shall be cancelled without consideration therefor;

                  RESOLVED FURTHER, that the officers of the Company, and each of them, are hereby authorized and directed to cause the Company to perform its obligations under the Merger Documents and to consummate the transactions contemplated thereby, including the Name Change;

                  RESOLVED FURTHER, that the officers of the Company, and each of them, are hereby authorized, for and on behalf of the Company, to modify, amend or revise the forms, terms and provisions of the Merger Documents, to execute, deliver and/or file any and all documents, certificates, instruments, agreements and notices, and to perform or cause to be performed any and all acts as may, in their judgment, be necessary or desirable to accomplish the purposes of the foregoing resolutions and the transactions contemplated thereby and the Merger Documents therein approved whether within or without the State of Delaware and any other state necessary, the making of any such modification, amendment or revision, the taking of any such actions and/or the execution, delivery or filing of any such documents or instruments shall be conclusive evidence that the individual making such modification, amendment or revision, taking such action and/or executing, delivering or filing such document or instrument has deemed the same to be necessary or advisable;

                  RESOLVED FURTHER, that the officers of the Company, and each of them, are hereby authorized, directed and empowered by and on behalf of the Company to cause any notice required by the securities laws of any state or jurisdiction to be prepared and filed on behalf of the Company with the appropriate securities regulatory agency together with any required consent to service of process and the payment of any requisite fee; and

                  RESOLVED FURTHER, that the actions of the officers and other agents of the Company and each of them, previously taken in connection with the


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


         negotiation of the Merger and/or the  preparation  of the forms,  terms
         and  provisions  of  the  Merger   Documents  are  hereby  adopted  and
         approved."

         FOURTH: That the proposed Merger has been adopted approved, certified, executed and acknowledged by the Company and the board of directors of MergerCo in accordance with the laws of Delaware.

         FIFTH: The merger is effective upon filing of this Certificate of Ownership and Merger.


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


         IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by an authorized officer this 6th day of March, 2007.



                                    STRATIVATION, INC.
                                    a Delaware corporation



                                    By:  /s/ Leonard J. Brandt
                                       -----------------------------------------
                                             Leonard J. Brandt, President


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